Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

JULY 1, 2014

CHESAPEAKE ENERGY CORPORATION COMPLETES SPIN-OFF

OF ITS OILFIELD SERVICES BUSINESS

OKLAHOMA CITY, JULY 1, 2014 – Chesapeake Energy Corporation (“Chesapeake”) (NYSE: CHK) announced today it has completed the spin-off of its oilfield services business, previously conducted through Chesapeake Oilfield Operating, L.L.C., into a stand-alone, publicly traded company called Seventy Seven Energy Inc. (“SSE”) (NYSE: SSE).

Following the close of business on June 30, 2014, Chesapeake distributed to its shareholders one share of common stock of SSE for every 14 shares of Chesapeake common stock outstanding as of 5:00 pm EDT on June 19, 2014, the record date for the distribution. No fractional shares of SSE common stock were issued; however, shareholders entitled to receive a fractional share of SSE common stock in the distribution instead received the cash value of that fractional share.

SSE common stock will begin “regular-way” trading under the symbol “SSE” on the New York Stock Exchange (“NYSE”) on July 1, 2014, when markets open. Chesapeake common stock will continue to trade on the NYSE under the ticker symbol “CHK.”

Chesapeake Energy Corporation is the second-largest producer of natural gas and the 10th largest producer of oil and natural gas liquids in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on discovering and developing its large and geographically diverse resource base of unconventional natural gas and oil assets onshore in the U.S. The company also owns substantial marketing and compression businesses. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

INVESTOR CONTACT	MEDIA CONTACT	CHESAPEAKE ENERGY CORPORATION
Gary T. Clark, CFA (405) 935-8870 ir@chk.com	Gordon Pennoyer (405) 935-8878 media@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154